Exhibit 10.1

                      AIRCRAFT PURCHASE AND SALE AGREEMENT


      THIS AIRCRAFT PURCHASE AND SALE AGREEMENT is dated June 19, 2001, by and between Meadowlark Acquisitions, Inc., a Delaware corporation doing business at 2036 Washington Street, Hanover, Massachusetts ("Seller"), and AP IV Holdings, Inc., a Delaware corporation with an address of 103 Foulk Road, Suite 202 Wilmington, Delaware 19803 ("Buyer").

      On June 1, 2001, Cargill, Incorporated a Delaware corporation ("Cargill"), and 280 Holdings II, Inc., a Delaware corporation ("280 Holdings"), entered into a Letter of Intent (the "Letter of Intent") with respect to the sale by Cargill to 280 Holdings of the Aircraft (as defined below). Pursuant to an Assignment Agreement dated as of June 19, 2001 between Cargill and Seller, Cargill assigned to Seller, and Seller assumed from Cargill, all of Cargill's rights and obligations under the Letter of Intent, including, without limitation, the obligation to sell the Aircraft to 280 Holdings. Pursuant to an Assignment Agreement dated as of June 15, 2001, 280 Holdings assigned to Buyer all of 280 Holdings' rights and obligations under the Letter of Intent, including, without limitation, the right to acquire the Aircraft.

SECTION 1  PURCHASE AND SALE OF AIRCRAFT

      1.1 Agreement to Sell and Purchase. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, that certain used Gulfstream IV-SP aircraft, Serial Number 1252, Registration N252C, together with all items of equipment, instruments, components, and accessories installed therein or thereon, and certain loose equipment, all as set forth in Exhibit A attached hereto (collectively, the "Aircraft").

      1.2 Purchase Price; Terms of Payment. The Purchase Price of the Aircraft shall be Twenty-Three Million Six Hundred Thousand U.S. Dollars (US $23,600,000), which shall be paid as follows:

            (a) Buyer has placed a deposit of Two Hundred Fifty Thousand U.S. Dollars (US $250,000) (the "Deposit") with Insured Aircraft Title Service, Inc. in Oklahoma City, Oklahoma, as Escrow Agent (the "Escrow Agent"), in accordance with the terms of an escrow agreement dated June 1, 2001 among Buyer, Seller and the Escrow Agent (the "Escrow Agreement").

            (b) Upon execution and delivery of this Agreement by Buyer and Seller and the execution and delivery by Cargill of a letter agreement in the form of Exhibit B hereto, Buyer will place a down payment (the "Down Payment") of Two Million One Hundred Thousand U.S. Dollars (US $2,100,000) with the Escrow Agent in accordance with the terms of the Escrow Agreement.

            (c) Upon Seller's delivery and the Buyer's acceptance of the Aircraft in accordance with this Agreement, (the "Closing"), (i) Buyer shall cause the Escrow Agent to deliver the balance of the Purchase Price (Twenty-One Million Two Hundred Fifty Thousand U.S. Dollars (US $21,250,000)) (the "Balance"), as well as the Deposit and Down Payment, by wire transfer of immediately available U.S. funds to such accounts as may be designated by Seller (including an amount which shall satisfy loans made to Seller by Seller's lender to an account for the benefit of Seller's lender) not less than one business day prior to the Closing and Seller shall credit all such amounts against payment of the Purchase Price.

            (d) Buyer shall be liable for any sales, transfer, excise or similar taxes and duties applicable to the purchase and use of the Aircraft by Buyer, and Seller shall be liable for any taxes, fees, commissions or other charges becoming due as a result of the sale of the Aircraft (including any taxes imposed on Seller that are based on or measured by the income of Seller) and any taxes (including liens on the Aircraft) for which the Buyer may become liable as a transferee. Each party shall indemnify and hold the other party harmless from and against any losses or expenses incurred by such party arising out of or resulting from any such taxes, duties or other charges.

      1.3  Delivery of the Aircraft

            (a) Seller shall deliver, and Buyer shall accept, the Aircraft at a mutually acceptable facility in Manchester, New Hampshire, or such other location selected by Buyer and reasonably acceptable to Seller, on the fifth business day after the completion of any repairs required pursuant to Section 2.2, or earlier upon Buyer's approval. Buyer shall transmit to Seller, via facsimile, a copy of fuel receipt evidencing the purchase of fuel in the State of New Hampshire following the delivery and acceptance of the Aircraft in such State.

            (b) Title to, and risk of loss, injury, destruction, or damage to the Aircraft by fire or other casualty or occurrence, shall pass to Buyer at the time of Seller's delivery, and Buyer's acceptance, of the Aircraft. Seller shall be responsible for maintaining all hull and liability insurance for the Aircraft until the Aircraft is delivered to, and accepted by, Buyer.

            (c) Seller agrees that the Escrow Agent shall give to Buyer, at the time of delivery of the Aircraft and upon receipt by the Escrow Agent of the Balance, (i) an FAA Bill of Sale, Form 8050-2, (ii) a Release or Release and Disclaimer, as appropriate, and a Termination of Lease certificate (collectively the "Release Documents") and (iii) such other forms evidencing the sale, the release of all liens and the termination of all leases as may be required by any other applicable law or regulation, in each case in the normal and usual recordable form to evidence transfer of good and marketable title to Buyer, free and clear of all claims, leases, liens, mortgages, or encumbrances of any kind or character.

            (d) Seller will deliver to Buyer at the time of delivery of the Aircraft all log books (which shall include entries, if applicable, with respect to (i) the fireblocking of the Aircraft in accordance with FAR Part 25.853 "c" and (ii) the incorporation of Change 7 to the Aircraft TCAS), a complete and up-to-date set of maintenance manuals, flight and operations manuals, wiring diagrams, parts catalogs, appropriate documentation for all life-limited components and other records, (collectively, the "Records") pertaining to the Aircraft and its operation. Seller represents and warrants that such Records are complete and accurate in all respects.

            (e) On the business day immediately preceding the Closing (i) Seller shall deliver to the Escrow Agent original executed copies of the completed FAA Bill of Sale, Form 8050-2 and Release Documents, each in recordable form (with a copy of each such document, marked "copy", also delivered to Buyer's counsel) and (ii) upon receipt by the Escrow Agent of the documents listed in clause (i), Buyer shall deliver the Balance to the Escrow Agent. Upon delivery and acceptance of the Aircraft, Buyer shall deliver an executed letter of acceptance in the form of Exhibit C hereto (the "Letter of Acceptance") to the Escrow Agent and, upon receipt of such Letter of Acceptance, the Escrow Agent shall immediately deliver (x) the full Purchase Price to the accounts designated by Seller as provided in Section 1.2(c) above, (y) to Buyer's counsel for filing with the United States Federal Aviation Administration ("FAA") all documents necessary to evidence the transfer of ownership of the Aircraft to Buyer, the release of all liens thereon and the termination of all leases thereof, including the FAA Bill of Sale, Form 8050-2 and the Release Documents and (z) any excess funds (following delivery of the Purchase Price to the accounts designated by Seller) held by the Escrow Agent to an account designated by Buyer.

            (f) Upon delivery of the Aircraft, Seller shall certify that all systems on the Aircraft function in accordance with applicable manufacturer's specifications.

      1.4  Failure or Delay in Performance.

            (a) Seller shall not be liable to Buyer for any delay in making delivery of the Aircraft for any cause whatsoever; provided that if Seller shall fail (i) to cause the repairs to be made that are required pursuant to Section
2.2 or (ii) to make delivery within 10 days after the date of completion of any repairs required pursuant to Section 2.2 and such failure is not due to fire, flood, strikes or other industrial disturbances, accidents, war or other causes beyond the control of Seller or (iii) to make delivery within 20 days after the date of completion of any repairs required pursuant to Section 2.2 for any other reason, Buyer's sole recourse against Seller shall be return of the Deposit and the Down Payment, together with reimbursement of the costs of the pre-purchase inspection, the Escrow Agent's fees and expenses and reasonable out-of pocket attorneys' fees and expenses incurred by Buyer, unless Buyer agrees to a later scheduled delivery date. The Escrow Agent shall refund the Deposit and the Down Payment and Seller shall refund such pre-purchase inspection and other costs and expenses within three business days of the Buyer's written notice of such failure to Seller and Escrow Agent. Buyer agrees to deliver such notice only after a good faith reasonable attempt by Buyer to reach agreement with Seller regarding a cure of the breach or failure that gave rise to such notice. Upon Buyer's receipt of the Deposit, and Down Payment, and such costs, this Agreement (other than Section 3.5) shall terminate and neither party shall have any liability to the other.

            (b) If the Closing shall not occur solely by reason of a material breach by Buyer of any of its material obligations hereunder, Seller agrees that its sole recourse against Buyer shall be to retain the Down Payment. Upon Seller's receipt of the Down Payment, pursuant to this Section 1.4(b), this Agreement (other than Section 3.5) shall terminate and neither party shall have any liability to the other. The Escrow Agent shall deliver the Down Payment to Seller following receipt of a written notice signed by Buyer and Seller regarding such breach by Buyer. Concurrent with the delivery of the Down Payment to Seller pursuant to this Section 1.4(b), the Escrow Agent shall return the Deposit to Buyer.

SECTION 2  CONDITION OF THE AIRCRAFT

      2.1 It shall be a condition precedent to Buyer's obligation to purchase the Aircraft that, at the time of delivery, Buyer has confirmed that:

            (a) The Aircraft is in an airworthy condition with all systems functioning to Buyer's satisfaction and in accordance with any applicable manufacturers' specifications.

            (b) The Aircraft is free of material corrosion, has no damage history (it being understood that as used herein "damage history" does not include normal ordinary course wear and tear on the Aircraft) and all FAA Form 337s for major repairs due to damage to the Aircraft have been issued.

            (c) The Aircraft shall be current with respect to its manufacturer's recommended maintenance program, with all calendar and hourly inspections current through the time of delivery, and Buyer shall have received satisfactory evidence thereof.

            (d) The Aircraft shall be in compliance with (i) all FAA Airworthiness Directives, (ii) all Mandatory Aircraft Service Bulletins, (iii) all Gulfstream Alert Customer Bulletins, (iv) all Aircraft Service Changes listed on Exhibit D hereto and (v) any other applicable regulations of the FAA.

            (e) The Aircraft shall be delivered with less than 3,275 hours of total time on the airframe and the engines and with at least 50% life remaining on each brake.

            (f) Seller shall have removed all logos on the exterior and interior of the Aircraft.

      2.2 Inspection. Within two business days following the execution and delivery of this Agreement by the parties hereto, Seller shall make the Aircraft and all items specified in Section 1.3(d) above available to Buyer at Gulfstream Aerospace for a pre-purchase inspection and, following completion of such inspection, a test flight to determine that the Aircraft conforms with conditions specified in Section 2.1. During any such flight, care, custody, and control of the Aircraft shall remain at all times with Seller. Such test flight shall not exceed four hours in duration. In addition, a representative of Buyer shall be entitled to participate in the flight from the present location of the Aircraft to the pre-purchase inspection site. All costs of the pre-purchase inspection shall be borne by Buyer, provided, however, that Seller shall bear the costs of any test flights (other than the cost of fuel used during such test flight, which shall be borne by Buyer) and movement of the Aircraft for said inspection. Buyer shall provide Seller with the written report prepared by Gulfstream Aerospace setting forth the results of such inspection, upon receipt of which Seller shall promptly cause those repairs that are set forth in such report as are required in order for the Aircraft to meet the conditions set forth in Section 2.1 to be completed. Seller shall not be obligated to make any other repairs to the Aircraft. All costs and expenses for repairs necessary to make the Aircraft conform with the conditions specified in Section 2.1 shall be borne by Seller. If the existence of any discrepancies found as a result of Buyer's pre-purchase inspection has an adverse effect on the airworthiness of the Aircraft, following completion of all repairs necessary to correct such discrepancies Seller shall conduct an additional test flight, which shall not exceed four hours in duration, at Seller's expense, in which representatives of Buyer shall be entitled to participate. Upon completion of the repairs set forth in the report of Gulfstream Aerospace, Buyer and Seller shall furnish to the other any post-repair report it receives from Gulfstream Aerospace, which report shall confirm that all such repairs have been made and the party receiving such report from the other shall acknowledge such receipt. Buyer, at its own expense, and with the concurrence of Seller (which concurrence shall not be unreasonably withheld or delayed) may have any additional inspection or procedure performed beyond the basic pre-purchase inspection checklist.

      2.3 Warranties of Seller and Disclaimer. THE AIRCRAFT IS A USED AIRCRAFT AND IS BEING SOLD ON AN "AS IS" BASIS (AFTER GIVING EFFECT TO ANY REPAIRS MADE IN ACCORDANCE WITH SECTION 2.2) AND SELLER DISCLAIMS AND BUYER WAIVES ALL WARRANTIES, GUARANTIES, OR REPRESENTATIONS OF ANY KIND OR NATURE, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE AIRCRAFT (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION WITH RESPECT TO ANY OBLIGATION OR LIABILITY IN TORT, NEGLIGENCE OR WITH RESPECT TO FITNESS FOR A PARTICULAR PURPOSE, MECHANTABILITY, LOSS OF USE OR PROFITS, OR CONSEQUENTIAL DAMAGES AND ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE), except that Seller represents and warrants that, at the time of the delivery of the Aircraft:

            (a) Seller will have full corporate power, authority and legal right to transfer title to the Aircraft to Buyer;

            (b) Seller will have good title to the Aircraft, free and clear of all liens, claims, charges, interests and encumbrances of any kind whatsoever (other than a lien granted to a lender of Seller that shall be discharged concurrently with the delivery to and acceptance of the Aircraft by Buyer), and upon transfer of the Aircraft to Buyer, Buyer will have good title to the Aircraft, free and clear of all liens, claims, charges, interests or encumbrances, other than liens which Buyer may cause to be placed on the Aircraft;

            (c) Upon delivery of the Aircraft to Buyer, each of the conditions specified in Section 2.1(a) through (f) inclusive shall be true and correct; and

            (d) The warranties expressed in Section 2.3(a) and (b) shall survive for a period of two years from the date of the delivery and acceptance of the Aircraft.

      2.4 General Representations. Buyer and Seller each represents to the other that, as of the Closing,

            (a) It has the power and authority to enter into this Agreement;

            (b) This Agreement has been duly authorized, executed and delivered by it and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and by general principles of equity regardless of whether considered in a proceeding in equity or at law;

            (c) The execution and delivery of this Agreement by it does not conflict with or result in any breach of, constitute any default under, or result in the creation of any lien, charge or encumbrance pursuant to any applicable rule or regulation, any term or provision of its certificate of incorporation or by-laws or any judgment, order, writ, injunction or decree of any court, commission, board or governmental agency, or contravene any mortgage, lease, license, contract or other agreement to which it is a party or by which it is bound; and

            (d) All consents or approvals required to be received by it in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly obtained or waived.


SECTION 3  MISCELLANEOUS

      3.1 Assignment of Warranties. To the extent that any manufacturers' warranties (express or implied) are still in effect with respect to the Aircraft (other than warranties which by their terms are unassignable or which would be extinguished by their assignment), Seller agrees to assign such warranties to Buyer at the time of delivery to Buyer, and acceptance by Buyer, of the Aircraft and agrees to take such other reasonable steps, or to cause Cargill to take such reasonable steps, as will enable Buyer to process warranty claims directly with the manufacturers. Seller shall also assign to Buyer at the Closing all of its rights and interests in the computerized aircraft maintenance records program for the Aircraft and such records shall be current through the Closing and all fees for such program for the period through the Closing shall have been paid by Seller.

      3.2 Benefit and Binding Effect; Governing Law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall be interpreted and construed according to the laws of the State of New York, applicable to agreements made and to be performed entirely within such State. Neither party may assign its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other party; provided that Buyer shall have the right to assign this Agreement to Triarc or any subsidiary thereof.

      3.3 Severability. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      3.4 Execution in Counterparts. This Agreement may be executed by facsimile and in counterparts, each of which shall constitute one and the same original document.

      3.5 Broker's Fees. Buyer and Seller each represent and warrant to the other that there are no brokerage commissions, finder's fees or similar fees or commissions payable by them or Cargill in connection with this Agreement or the transactions contemplated hereby, except for Seller's obligation to pay a certain brokerage fee to Gulfstream Aerospace Corporation. Buyer and Seller each agree to indemnify and hold harmless the other party from the against all losses, claims and expenses incurred by such party (including, without limitation, reasonable attorney's fees and expenses incurred in defending against any such claim) with respect to or arising out of any claim or any person retained or claiming to be retained by it (or by Cargill, in the case of indemnification obligation of Seller pursuant hereto) in connection with the transactions contemplated hereby.

      3.6 Use of Aircraft Prior to Closing. After the date of the inspection referred to in Section 2.2 and prior to the delivery to and acceptance by Buyer of the Aircraft, without the prior consent of Buyer, Seller shall not use the Aircraft, and shall not permit the Aircraft to be used, in excess of five flight hours except in connection with any repairs required as a result of such inspection or as otherwise required hereby.

      3.7 Entire Agreement. This Agreement, the Escrow Agreement, all exhibits hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements (written or oral) between Buyer and Seller (including, without limitation, the letter agreement dated June 1, 2001) with respect to the subject matter of this Agreement. This Agreement may not be amended, supplemented, or modified except by an agreement in writing which makes specific reference to this Agreement and which is signed by each of the parties hereto.

      3.8 Jurisdiction. Each of the parties hereto agrees that any suit, action or proceeding with respect to this Agreement shall be brought in any federal court located in the City of New York or in any federal or state court located in Albany, New York, and each party hereby irrevocably submits to the exclusive jurisdiction of such courts with respect to any such suit, action or proceeding. Buyer and Seller hereby waive any objection to the jurisdiction of such courts or that the action, suit or proceeding is brought in an inconvenient forum or that the venue of such court is improper. Seller hereby appoints CT Corporation at its office at 111 8th Avenue, New York, New York 10011 (the "Agent"), as its authorized agent to accept and acknowledge on such party's behalf service of any and all process that may be served in any such suit, action or proceeding. Any and all service of process and any other notice if any relating to such suit, action or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or against Seller by personal service on the Agent, or by any other manner permitted by law.

      IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

                                    AP IV HOLDINGS, INC.



                                    By: Andrew Panaccione
                                      ----------------------------------
                                      Name:  Andrew T. Panaccione
                                      Title: President


                                    MEADOWLARK ACQUISITIONS, INC.



                                    By: Mary Ellen O'Brien
                                      ----------------------------------
                                      Name:   Mary Ellen O'Brien
                                      Title:  Assistant Secretary



                            List of Omitted Exhibits


Exhibit A -     Aircraft Specification Sheet

Exhibit B -     Letter Agreement  between AP IV Holdings,  Inc. and Cargill,
                Incorporated

Exhibit C -     Letter of Acceptance

Exhibit D -     Aircraft Services Changes

      The registrant hereby agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.